Smith Barney Funds, Inc.
388 Greenwich Street, New York, NY  10013


October 17, 1997

***SECOND REQUEST***
YOUR RESPONSE IS VITAL


Dear Shareholder:

	We have not yet received your proxy for the Special Meeting of Shareholders originally scheduled for October 17, 1997. Due to a lack of sufficient votes for a quorum, the Meeting is being adjourned. Another proxy ballot is enclosed. PLEASE VOTE AND RETURN THE BALLOT TODAY!

	The Special Meeting was called because the Board of Directors of Smith Barney Funds, Inc. -- Income Return Account Portfolio recommended that shareholders approve the proposal for the Cash Portfolio of Smith Barney Money Funds, Inc. to acquire all or substantially all of the assets and liabilities of the Income Return Account Portfolio. A proxy statement was recently sent to you that describes this proposal in greater detail.

	You may think your vote is insignificant, but every vote is extremely important. We must continue sending requests to vote until a majority of the shares are represented. Additional mailings are expensive.

	You may utilize any of the following means to return your signed proxy ballot: (i) Federal Express courier, (ii) regular mail, or (iii) fax transmission. In order to facilitate the voting process, without cost to you, we are enclosing (i) a return Federal Express mailer (with Smith Barney's account number indicated on the airbill), (ii) a postage-paid return envelope, and (iii) a fax cover page whereby you can fax your vote to (212) 816-5666.

	Because time is short, we would appreciate your immediate action so your vote will be counted in time for the adjourned meeting. YOUR RESPONSE IS VITAL to the successful conclusion of this solicitation effort. If you have any questions, please contact your Financial
Consultant.

	Your participation is extremely important no matter how few shares you own.

	Sincerely,


	Heath B. McLendon
	Chairman, on behalf of the Board of Directors